Exhibit 99.1
News Release

Contact: Chris Ripley, President & Chief Executive Officer
Lucy Rutishauser, SVP Chief Financial Officer
(410) 568-1500

SINCLAIR REPORTS YEAR-TO-DATE GROWTH; REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

•	INCREASES YEAR-TO-DATE TOTAL REVENUES, OPERATING INCOME AND NET INCOME COMPARED TO PRIOR YEAR

•	REPORTS $0.30 DILUTED EARNINGS PER SHARE

•	DECLARES $0.18 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (November 1, 2017) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three and nine months ended September 30, 2017.

“This month, the Federal Communications Commission will be addressing certain deregulatory rulemakings for the television broadcast industry, recognizing that the competitive marketplace has changed and broadcasters actually do compete against everyone for viewers and advertising dollars. Their review also recognizes that the current rules no longer reflect the realities of today’s media landscape and consumer viewing habits. We applaud the FCC’s action to level the playing field, especially in light of emerging technologies and consolidation in the telecom and cable industries,” said David Smith, Executive Chairman. “We also eagerly anticipate the FCC’s approval of ATSC 3.0, ushering in the next generation of broadcast transmission and offering the public advanced nation-wide services and emergency alerting. Meanwhile, we continue to work with the required governmental agencies towards the successful acquisition of Tribune Media Company, expected to close in early 2018.”

CEO Comment:

“We exceeded our third quarter adjusted operating income expectations previously provided, that excluded the acquisition of Bonten Media which closed in September of this year,” commented Chris Ripley, President and Chief Executive Officer. “Despite challenges in the quarter, including Hurricanes Harvey and Irma, the loss of certain technical school advertisers versus last year and mainly transaction-related one-time charges, Sinclair stations continued to deliver. In the quarter, we grew our share of our markets’ revenues, excluding political, versus last year. Looking ahead to the fourth quarter, our expectation is for pro forma core advertising revenues, including Bonten, to grow mid-single digit percentage points over the same period last year.”

Mr. Ripley continued, “We continue to make progress in partnering with virtual MVPD providers for the carriage of our signals, adding several new distributors recently. In addition, we renewed several FOX and CBS network affiliation agreements. We capitalized on recent share price weakness by repurchasing one million shares in the quarter, while at the same time strengthening our balance sheet, improving our credit statistics to some of their highest quality in our history as a publicly traded company.”

Three Months Ended September 30, 2017 Financial Results:

•
Total revenues decreased 3.3% to $670.9 million, versus $693.8 million in the prior year period. The decrease included $3.1 million of lost revenue as a result of the impact of the hurricane season and other one-time adjustments.

•
Operating income was $103.4 million, including $8.8 million of one-time transaction and spectrum auction expenses, and $3.1 million of lost revenue as a result of the impact of the hurricane season and other one-time adjustments, versus operating income of $154.0 million in the prior year period.

•	Net income attributable to the Company was $30.6 million versus net income of $50.8 million in the prior year period.

•	Diluted earnings per common share were $0.30 as compared to $0.54 in the prior year period.

Nine Months Ended September 30, 2017 Financial Results:

•	Total revenues increased 3.1% to $2,000.1 million, versus $1,939.3 million in the prior year period.

•
Operating income was $379.9 million, including $14.8 million of one-time transaction and spectrum auction expenses, and $3.1 million of lost revenue as a result of the impact of the hurricane season and other one-time adjustments, versus operating income of $369.4 million in the prior year period.

•	Net income attributable to the Company was $132.5 million versus net income of $124.4 million in the prior year period.

•	Diluted earnings per common share were $1.32 as compared to $1.30 in the prior year period.

Three Months Ended September 30, 2017 Operating Highlights:

•	Media revenues, before barter, decreased 1.7% to $624.2 million versus $635.3 million in the third quarter of 2016.

•	Political revenues were $7.3 million versus $45.0 million in the third quarter of 2016, a presidential election year.

•	Revenues from our digital offerings increased 55%, as compared to the third quarter of 2016.

•	Market share, excluding political, increased almost 1% in the third quarter, as compared to the third quarter of 2016.

Recent Corporate Developments:

Acquisitions:

•
On September 1, 2017, the Company closed on its previously announced purchase of the stock of Bonten Media Group Holdings, Inc. (“Bonten”), and Cunningham Broadcasting Corporation (“Cunningham”) completed its purchase of the membership interest of Esteem Broadcasting, for an aggregate purchase price of $240.0 million. As a result of the transaction, Sinclair added 14 television stations in eight markets and Cunningham assumed the joint sales agreements under which Sinclair will provide services to four additional stations. The acquisition was funded through cash on hand.

•
On October 19, 2017, stockholders of Tribune Media Company (“Tribune”) overwhelmingly voted to approve the Company’s announced acquisition of 100% of the issued and outstanding stock of Tribune for approximately $43.50 per share, or an aggregate purchase price of approximately $3.9 billion, plus the assumption of approximately $2.7 billion in net debt. The Company expects the transaction will close in early 2018 subject to customary closing conditions, including approval by the FCC and antitrust clearance. The Company expects to fund the purchase price at closing through a combination of cash on hand, fully committed debt financing and/or by accessing the capital markets.

Content and Distribution:

•
In August, the Company entered into an agreement with YouTube TV for all of its ABC, CBS, FOX and NBC affiliates to be carried in their respective markets as YouTube TV launches in those markets. As part of this agreement, YouTube TV will also deliver Tennis Channel to all of its subscribers. YouTube TV has also expanded its offering to include Sinclair’s CW affiliates and YouTube TV will be adding Sinclair’s MyNetworkTV stations, as well as the 24-hour science fiction channel, Comet TV.

•
In October, the Company entered into an agreement with Sony Vue under which Sony Vue will include Sinclair’s ABC, CBS, FOX and NBC affiliate station broadcasts as well as Tennis, MyNetworkTV and Comet on their platform.

•
In August, the Company entered into multi-year affiliation renewals with FOX Broadcasting Company (“FOX”) for five of Sinclair’s FOX network affiliation agreements that had expired. The affiliations renewed were for WACH in Columbia, SC; KFOX in El Paso, TX; KRXI in Reno, NV; WFXL in Albany, GA; and WSBT in South Bend, IN.

•
In September, the Company and CBS Corporation entered into multi-year affiliation renewals in Cedar Rapids, IA; Harlingen, TX; and Portland, ME. CBS also renewed an affiliation with a station that Sinclair provides sales and other services to under a joint sales agreement in Syracuse, NY.

•
In October, the Company’s professional wrestling promotion, Ring of Honor, expanded distribution into French-speaking Canada, on the channel Reseau des Sports, making it available to almost 2 million homes in Canada.

ATSC 3.0:

•
ONE Media entered into a definitive services agreement with Saankhya Labs for the design of a next-generation chip for ATSC 3.0 fixed and mobile reception. The parties also agreed to an investment in Saankhya Labs to provide such chips to the market. These agreements follow the previously announced incubation stage agreement between the parties that initiated the design of a new software defined radio chip architecture to support the first mobile next-generation chipset.

Community:

•
In August, seven promising young students from diverse backgrounds were awarded with the Company’s annual Broadcast Diversity Scholarship to assist them with the funds needed to help them earn college degrees in broadcast-related fields.

•
In September, the Company held a coordinated Sinclair Cares “Standing Strong for Texas” relief-effort, in which viewers in our markets generously contributed almost $1.4 million to the Salvation Army, who was helping victims of Hurricane Harvey in Texas. In addition, Sinclair donated $100,000, bringing the total to almost $1.5 million.

Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $602 million in cash and cash equivalents, was $3.453 billion at September 30, 2017 versus net debt of $3.272 billion at June 30, 2017.

•
As of September 30, 2017, 76.0 million Class A common shares and 25.7 million Class B common shares were outstanding, for a total of 101.7 million common shares outstanding. During the third quarter, the Company repurchased approximately 1 million shares of Class A Common Stock for approximately $30 million.

•	In September 2017, the Company paid a $0.18 per share quarterly cash dividend to its shareholders.

•	Routine capital expenditures in the third quarter of 2017 were $21 million, while capital expenditures related to the spectrum repack were $1 million.

•	Program contract payments were $27 million in the third quarter of 2017.

Notes:

Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The following transactions closed during 2016 or 2017 and, therefore, the results of these transactions were not included in the corresponding pre-transaction periods: the acquisition of the South Bend station and sale of the Marquette station (February 15, 2016); the acquisition of Tennis Channel (March 1, 2016); the acquisition of the Lincoln stations (May 1, 2016); the acquisition of the Salt Lake City station, KJZZ (IND) (June 17, 2016); the swap of the ABC and CW affiliation in Peoria for the Fox affiliation in South Bend (August 1, 2016); the acquisition of Tennis Media Company (March 1, 2017); the acquisition of DataSphere (June 1, 2017); the sale of Alarm Funding (March 7, 2017); the conversion of ASN to a joint venture with Silver Chalice and 120 Sports (April 13, 2017); and the purchase of Bonten and Esteem Broadcasting by the Company and Cunningham, respectively (September 1, 2017).

The Company currently expects to achieve the following results for the three months and year ending December 31, 2017. Unless noted, anticipated results exclude the upcoming FCC spectrum repack capital expenditures and reimbursements. The pending acquisition of Tribune is not reflected in the Company’s guidance below.

Fourth Quarter 2017

•
Media revenues, before barter, are expected to be approximately $682.3 million to $684.3 million, down 5.8% to 6.1% year-over-year due to the absence of political revenues in a non-presidential election year.

•	Embedded in the 2017 anticipated results are approximately $10.0 million in political revenues as compared to $113.2 million in the fourth quarter of 2016.

•	Barter and trade revenue are expected to be approximately $33 million in the fourth quarter of 2017.

•	Barter expense is expected to be approximately $29 million. $4 million of trade expense is included in media expenses (defined below).

•
Media production expenses and media selling, general and administrative expenses (together, “media expenses”), excluding barter expense but including trade expense, are expected to be approximately $420 million, including $2 million in stock-based compensation expense.

•	Program contract amortization expenses are expected to be approximately $28 million.

•	Program contract payments are expected to be approximately $27 million.

•	Corporate overhead is expected to be approximately $23 million, including $1 million of stock-based compensation expense and $6 million of acquisition-related costs

•	Research and development costs related to ONE Media are expected to be $7 million.

•	Other non-media revenues less other non-media expenses are expected to be $1 million, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $23 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $44 million.

•
Net interest expense is expected to be approximately $51 million ($49 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•	Net cash taxes paid are expected to be approximately $22 million, based on the assumptions discussed in this “Outlook” section. The Company’s effective tax rate is expected to be approximately 35%

•	Routine capital expenditures are expected to be approximately $29 million, with another $11 million of capital expenditures related to the spectrum repack.

Full Year 2017

•
Media revenues, before barter, are expected to be approximately $2,541 million to $2,543 million, up 1.6% to 1.7% year-over-year. Embedded in the 2017 anticipated results are approximately $25 million in political revenues as compared to $199 million in 2016.

•	Barter and trade revenue is expected to be approximately $124 million.

•	Barter expense is expected to be approximately $106 million. $18 million of trade expense is included in television expenses.

•
Media expenses, excluding barter expense but including trade expense, are expected to be approximately $1,600 million, of which $219 million relates to acquisitions, revenue-generating initiatives and system upgrades, and $9 million of stock-based compensation expense.

•	Program contract amortization expense is expected to be approximately $116 million.

•	Program contract payments are expected to be approximately $112 million.

•	Corporate overhead is expected to be approximately $94 million, including $10 million of stock-based compensation expense, and $21 million of spectrum auction and acquisition-related costs.

•	Research and development costs related to ONE Media are expected to be $12 million.

•	Other non-media revenues less other non-media expenses are expected to be $4 million, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $95 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $177 million.

•
Net interest expense is expected to be approximately $207 million (approximately $199 million on a cash basis), assuming no changes in the current interest rate yield curve, and changes in debt levels based on recent corporate developments and the assumptions discussed in this “Outlook” section.

•	The Company’s effective tax rate on continuing operations is expected to be approximately 35%, and cash taxes on continuing operations are expected to be approximately $115 million.

•	Routine capital expenditures are expected to be approximately $83 million, with another $12 million of capital expenditures related to the spectrum repack.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2017 results on Wednesday, November 1, 2017, at 9:30 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair is one of the largest and most diversified television broadcasting companies in the country. Pro forma for the Tribune acquisition (before any related divestitures), the Company will own, operate and/or provide services to 233 television stations in 108 markets. The Company has multiple emerging networks as well as stations affiliated with all the major networks. Sinclair is a leading local news provider in the country and a producer of live sports content. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, the completion of the FCC spectrum repack, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as it comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES:
Media revenues	$624,169	$635,269	$1,858,477	$1,772,860
Revenues realized from station barter arrangements	31,787	32,061	91,817	92,574
Other non-media revenues	14,935	26,505	49,821	73,824
Total revenues	670,891	693,835	2,000,115	1,939,258
OPERATING EXPENSES:
Media production expenses	267,993	242,880	795,140	702,377
Media selling, general and administrative expenses	133,605	126,672	385,372	370,169
Expenses realized from barter arrangements	26,696	27,181	77,491	79,365
Amortization of program contract costs and net realizable value adjustments	28,047	32,441	87,962	96,722
Other non-media expenses	14,945	20,488	46,921	57,946
Depreciation of property and equipment	24,442	25,886	72,026	74,330
Corporate general and administrative expenses	25,831	19,052	71,458	54,672
Amortization of definite-lived intangible and other assets	43,368	47,807	132,299	137,197
Research and development expenses	2,551	745	5,053	3,055
Gain on asset dispositions	(34)	(3,311)	(53,531)	(5,982)
Total operating expenses	567,444	539,841	1,620,191	1,569,851
Operating income	103,447	153,994	379,924	369,407
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(51,743)	(53,488)	(160,020)	(156,819)
Loss from extinguishment of debt	—	(23,699)	(1,404)	(23,699)
(Loss) income from equity and cost method investments	(4,362)	1,423	(4,221)	2,789
Other income, net	2,342	789	5,601	2,355
Total other expense, net	(53,763)	(74,975)	(160,044)	(175,374)
Income before income taxes	49,684	79,019	219,880	194,033
INCOME TAX PROVISION	(17,118)	(26,986)	(70,577)	(65,771)
NET INCOME	32,566	52,033	149,303	128,262
Net income attributable to the noncontrolling interests	(1,929)	(1,188)	(16,820)	(3,858)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$30,637	$50,845	$132,483	$124,404
Dividends declared per share	$0.180	$0.180	$0.540	$0.525
BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.30	$0.54	$1.34	$1.32
Diluted earnings per share	$0.30	$0.54	$1.32	$1.30
Weighted average common shares outstanding	102,245	93,948	99,210	94,595
Weighted average common and common equivalent shares outstanding	103,055	94,766	100,173	95,465
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